Exhibit 99.1

Colonial Pipeline Company

Consolidated Financial Statements

Year Ended December 31, 2018

Report of the Independent Auditors

The Board of Directors and Stockholders

Colonial Pipeline Company

We have audited the accompanying consolidated financial statements of Colonial Pipeline Company, which comprise the consolidated balance sheet as of December 31, 2018, and the related consolidated statements of income, comprehensive income, stockholders’ deficiency and cash flows for the year then ended, and the related notes to the consolidated financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in conformity with U.S. generally accepted accounting principles; this includes the design, implementation and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free of material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Colonial Pipeline Company at December 31, 2018, and the consolidated results of its operations and its cash flows for the year then ended in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young LLP

Atlanta, Georgia

March 25, 2019

Colonial Pipeline Company

Consolidated Balance Sheet

December 31, 2018
(In Thousands)
Assets
Current assets:
Cash and cash equivalents	$159,046
Short-term investments	25,362
Accounts receivable:
Trade:
Affiliates	18,388
Non-affiliates	111,176
Other receivables	28,339
Prepaid taxes	726
Prepaid expenses and other current assets	20,263

Total current assets	363,300
Property, plant, and equipment, at cost:
Land	40,770
Pipeline	2,298,065
Buildings	70,562
Pumping and other station equipment	768,409
Tanks	347,614
Capitalized interest, labor, and other costs	130,997
Other equipment	100,130
Construction work in progress	141,869

3,898,416
Less accumulated depreciation and amortization	(1,580,158)

Net property, plant, and equipment	2,318,258
Intangible assets	263,278
Investments in affiliates	134,559
Goodwill	57,071
Other assets	17,680

Total assets	$3,154,146

December 31, 2018
(In Thousands, Except Share Data)
Liabilities and net stockholders’ deficiency
Current liabilities:
Accounts payable and accrued expenses	$154,624
Accrued compensation	27,738
Taxes payable	13,598
Accrued interest	28,928

Total current liabilities	224,888
Long-term debt	2,506,956
Deferred income taxes	469,177
Other noncurrent liabilities	100,903
Commitments and contingencies (Notes 8 and 9)
Net stockholders’ deficiency:
Common stock, $1,000 par value; 60,000 shares authorized, 36,000 shares issued	36,000
Additional paid-in capital	10,980
Accumulated other comprehensive loss	(22,678)
Retained earnings	52,916
Treasury stock, 4,136 shares	(224,996)

Net stockholders’ deficiency	(147,778)

Total liabilities and net stockholders’ deficiency	$3,154,146

See accompanying notes.

Colonial Pipeline Company

Consolidated Statement of Income

Year Ended December 31, 2018
(In Thousands)
Revenues:
Operating revenues:
Transportation	$1,264,742
Line lease, storage, blending, and other	124,353

Total operating revenues	1,389,095
Non-operating revenues:
Interest and other income	7,787

Total revenues	1,396,882
Expenses:
Operating expenses:
Employee salaries, benefits, and taxes	159,326
Power	198,875
Ad valorem, franchise, and other taxes	49,596
Depreciation and amortization	77,065
Repairs and maintenance	124,586
Other	97,055

Total operating expenses	706,503

Non-operating expenses:
Interest and debt issue costs	127,986

Total non-operating expenses	127,986

Total expenses	834,489

Income from equity investments	41,586

Income before income tax expense	603,979
Income taxes:
Current	106,690
Deferred	29,314

Total income tax expense	136,004

Net income	$467,975

See accompanying notes.

Colonial Pipeline Company

Consolidated Statement of Comprehensive Income

Year Ended December 31, 2018
(In Thousands)
Net income	$467,975
Change in unrecognized pension and other postretirement costs, net of tax	12,263

Total other comprehensive income, net of tax	12,263

Comprehensive income	$480,238

See accompanying notes.

Colonial Pipeline Company

Consolidated Statement of Stockholders’ Deficiency

	Common Stock Issued		Additional Paid-In Capital	Common Stock Held in Treasury		Accumulated Other Comprehensive	Retained	Net Stockholders’
	Shares	Amount		Shares	Amount	Loss	Earnings	Deficiency
	(In Thousands, Except Per Share Amounts)
Balance at December 31, 2017	36,000	$36,000	$10,980	(4,136)	$(224,996)	$(28,693)	$248,219	$41,510
Net income	—	—	—	—	—	—	467,975	467,975
Unrecognized pension and postretirement benefit adjustments, net of tax of $3.8 million	—	—	—	—	—	12,263	—	12,263

Comprehensive income	—	—	—	—	—	—	—	480,238
TCJA Adjustment	—	—	—	—	—	(6,248)	6,248	—
Cash dividends on common stock ($21,012 per share)	—	—	—	—	—	—	(669,526)	(669,526)

Balance at December 31, 2018	36,000	$36,000	$10,980	(4,136)	$(224,996)	$(22,678)	$52,916	$(147,778)

See accompanying notes.

Colonial Pipeline Company

Consolidated Statement of Cash Flows

Year Ended December 31, 2018
(In Thousands)
Operating activities
Net income	$467,975
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	79,096
Deferred income tax expense	29,314
Equity investment earnings in excess of distributions received	(10,120)
Changes in operating assets and liabilities:
Accounts receivable	(12,440)
Prepaid expenses and other current assets	38,923
Other assets	(6,612)
Accounts payable and accrued liabilities	(970)
Other noncurrent liabilities	(24,331)

Net cash provided by operating activities	560,835
Investing activities
Additions to property, plant, and equipment	(246,370)
Purchases of short-term investments	(50,000)
Maturities of short-term investments	25,000
Acquisition of business, net of cash acquired	(101,203)
Proceeds from disposal or sale of assets	142

Net cash used in investing activities	(372,431)
Financing activities
Net proceeds from issuance of long-term debt	543,543
Dividends paid	(669,526)
Deferred financing costs paid	(5,919)

Net cash used in financing activities	(131,902)

Net increase in cash and cash equivalents	56,502
Cash and cash equivalents at beginning of year	102,544

Cash and cash equivalents at end of year	$159,046

See accompanying notes.

Colonial Pipeline Company

Notes to Consolidated Financial Statements

December 31, 2018

1. Summary of Significant Accounting Policies

Description of Business and Basis of Presentation

Colonial Pipeline Company (Colonial or the Company) is an interstate common carrier that delivers liquid petroleum products, including gasoline, kerosene, home-heating oil, and jet fuel, to cities, airports, and military installations throughout the Southeast, Mid-Atlantic, and Northeast United States. The Company owns and operates the largest-volume refined liquid petroleum products pipeline in the United States, based on barrel-miles transported. Colonial’s pipeline system spans over 5,500 miles and connects Gulf Coast refineries to approximately 270 marketing terminals located near major population centers throughout the above-mentioned regions.

Shippers using Colonial’s pipeline include major and independent oil companies (including the Company’s stockholder companies and their related parties), wholesale marketing companies, airlines, trading companies, and the United States Department of Defense. Colonial’s shippers own the petroleum products transported through the Company’s pipeline system and bear related commodity price risk. The Company neither buys nor sells petroleum products in the ordinary course of business. In 2018, more than 230 shippers transported product through Colonial’s system.

Colonial’s stockholders are party to certain agreements relating to the governance of the Company and other matters. Each stockholder with a greater than 2.5% ownership interest nominates a director to the Company’s Board of Directors. Certain transactions, including but not limited to the incurrence of certain indebtedness, require approval by the Board of Directors and/or stockholders. Pursuant to the owners’ agreement, shares of the Company’s common stock may be transferred only by a cash sale, subject to a right of first refusal by the non-selling owners.

Colonial’s consolidated financial statements include a number of wholly owned subsidiaries. The Company uses the equity method of accounting to account for its investments in entities in which 1) its ownership interest is between 20% and 50%, and 2) the Company has the ability to exercise significant influence over the operating and financial policies of the investee.

The accompanying consolidated financial statements are presented in accordance with accounting principles generally accepted in the United States for a non-regulated enterprise.

Colonial Pipeline Company

Notes to Consolidated Financial Statements (continued)

1. Summary of Significant Accounting Policies (continued)

The preparation of these financial statements requires the use of certain estimates by management in determining the Company’s assets, liabilities, revenues, expenses, and related disclosures. Actual results could differ from those estimates and such differences could be significant.

Transportation Revenue

Transportation revenue is billed once product is delivered. The Company accrues unbilled revenue based on the percentage of transportation completed for products in custody at the end of each accounting period.

Colonial serves a diverse group of customers. The Company’s six largest customers accounted for an aggregate 38% of the Company’s total transportation revenues for the year ended December 31, 2018.

Cash and Cash Equivalents

The Company considers all highly liquid investments, including overnight repurchase agreements and money market deposit accounts, with original maturities of three months or less to be cash equivalents. The carrying values of Cash and cash equivalents approximate their fair values.

Accounts Receivable

Accounts receivable are carried at the amount owed by shippers less an allowance for doubtful accounts, if deemed necessary. Colonial’s trade receivable balances are due from businesses that are heavily concentrated in the oil and gas industry. Such concentration could affect our overall credit risk as these energy-based customers could be similarly impacted by economic, regulatory, or other factors. The Company evaluates the collectability of accounts receivable based on review of a specific shipper’s ability to meet its financial obligations or as a result of changes in the overall aging of accounts receivable. As published in its Rules and Regulations Tariff, the Company retains a security interest in all petroleum products accepted from a shipper. In the event a shipper fails to satisfy any obligation to the Company, the Company maintains the right to hold or sell a shipper’s product until that shipper satisfies its obligations to Colonial.

Colonial Pipeline Company

Notes to Consolidated Financial Statements (continued)

1. Summary of Significant Accounting Policies (continued)

Property, Plant, and Equipment

Colonial states property, plant, and equipment at historical cost. For financial reporting purposes, the Company computes depreciation on the composite straight-line method at rates based upon the expected economic lives of the underlying assets. The estimated useful lives are determined based on a periodic study conducted by a third party. Significant assumptions used in these studies include forecasts of future supply and demand for refined petroleum products in the markets served by the Company’s assets and historical experience with service lives for similar asset groups. The weighted average rate of depreciation approximated 2.01% for the year ended December 31, 2018. For income tax purposes, accelerated depreciation methods are used based on lives that are substantially shorter than those used for financial reporting.

Depreciation rates by asset class for financial reporting purposes were as follows for the year ended December 31, 2018:

Pipeline	0.93%–1.85%
Buildings	1.80%
Pumping and other station equipment	2.31%–2.34%
Tanks	2.56%
Capitalized interest, labor, and other costs	1.52%
Other equipment	4.07%–11.40%

When depreciable property is retired, sold, or otherwise disposed, the gross carrying value is generally charged to accumulated depreciation. Any residual salvage or recovery value is generally credited to accumulated depreciation. Disposal costs in excess of salvage value are expensed as incurred. The Company constructs pipeline assets using either third-party contractors or Company employees. The costs of additions and improvements are capitalized, when such expenditures improve the condition or extend the economic life of the system compared with its originally constructed or acquired state. The Company expenses repairs and maintenance as incurred.

Additions to property, plant, and equipment as reflected within the Consolidated Statement of Cash Flows exclude approximately $28.8 million of accrued purchases whose payment remained pending as of December 31, 2018.

Colonial Pipeline Company

Notes to Consolidated Financial Statements (continued)

1. Summary of Significant Accounting Policies (continued)

Capitalized Interest

Interest cost is capitalized for all significant asset additions whose construction, installation, or other completion activity spans longer than one month in duration. Capitalized interest aggregated to approximately $3.7 million for the year ended December 31, 2018 and is included in Property, plant, and equipment in the accompanying Consolidated Balance Sheet.

Impairment of Long-Lived Assets

The Company assesses its long-lived assets for impairment if events or changes in circumstances occur that indicate that the carrying amount may not be fully recoverable. In the current year, there were no indicators of impairment identified. In the event the Company identifies such indicators, it will assess its assets for recoverability in part by estimating the future cash flows expected to result from the future use of the affected asset. If, during that assessment, the Company determined that the sum of the estimated undiscounted future cash flows was less than the carrying amount of the asset(s), then the Company would recognize an impairment charge accordingly. If an asset has multiple potential uses, its fair value determination will be based upon the highest and best use of that asset. If an asset requiring this evaluation is not traded in an active market and estimates of cash flows are used to estimate fair value, the Company would assign a probability to each cash flow estimate and calculate fair value based on the total of the probability-weighted cash flow estimates.

Long-lived assets to be disposed of are recorded at the lower of their carrying amount or estimated fair value less cost to sell. The Company did not record impairment charges with regard to its long-lived assets during the year ended December 31, 2018. Asset impairment tests are subjective in nature as they are based on both internal forecasting assumptions and assessments of legal, regulatory, and other external market conditions.

Colonial Pipeline Company

Notes to Consolidated Financial Statements (continued)

1. Summary of Significant Accounting Policies (continued)

Goodwill

As of December 31, 2018, the Company’s Consolidated Balance Sheet reflects a total of $57.1 million in goodwill. Goodwill is an asset that represents the future economic benefits arising from other assets acquired in a business combination that are not individually identified and separately recognized, including expected acquisition synergies. The Company’s business combination during the year ended December 31, 2018, is discussed in Note 2 Acquisition.

Goodwill is not amortized but is tested for impairment at least annually or more frequently if indicators of impairment exist. Goodwill impairment is deemed to exist if the net book value of a reporting unit exceeds its estimated fair value. The fair value of a reporting unit is determined using a discounted cash flow methodology. A company’s reporting units are determined based upon whether discrete financial information is available and reviewed regularly, whether those units constitute a business, and the extent of economic similarities between those reporting units for purposes of aggregation. Colonial has two reporting units.

When the Company evaluates the potential for goodwill impairment, it assesses a range of qualitative factors including, but not limited to, macroeconomic conditions, industry conditions, the competitive environment, changes in the market for its products and services, regulatory and political developments, entity specific factors such as strategy and changes in key personnel and overall financial performance. If, after completing this qualitative assessment, the Company finds that it is more likely than not that the fair value of a reporting unit is less than its carrying value, the Company would proceed to the two-step impairment test. The Company performed a qualitative assessment for the year ended December 31, 2018, and determined that its fair value continues to exceed its carrying value. Accordingly, the Company did not perform the two-step goodwill impairment test.

Colonial Pipeline Company

Notes to Consolidated Financial Statements (continued)

1. Summary of Significant Accounting Policies (continued)

Identifiable Intangible Assets

The Company’s identifiable intangible assets primarily result from rights-of-way agreements with various property owners and customer relationships acquired through business combinations. Information summarizing the Company’s identifiable intangible assets is as follows:

	December 31, 2018
	Gross	Accumulated	Net
	Carrying Amount	Amortization	Amount
	(In Thousands)
Indefinite-lived intangible assets:
Rights-of-way	$205,538	$—	$205,538
Finite-lived intangible assets:
Customer relationships	61,000	(3,710)	57,290
Rights-of-way license	1,168	(718)	450

Total finite-lived intangible assets	62,168	(4,428)	57,740

Total identifiable intangible assets	$267,706	$(4,428)	$263,278

The Company has concluded that its rights-of-way agreements have indefinite useful lives. Intangible assets deemed to have indefinite lives are not amortized but are subject to impairment tests on at least an annual basis. The annual impairment test used to evaluate the recoverability of indefinite lived intangible assets compares the carrying value of the assets to their estimated fair value. This test requires the use of valuation techniques utilizing estimates and assumptions regarding the current fair value of the Company’s rights-of-way. The Company’s assessment of impairment of rights-of-way is done on a system-wide basis, given the nature of Colonial’s operations and identifiable cash flows. The Company did not record impairment charges with regard to its indefinite-lived assets during the periods presented within the accompanying Consolidated Financial Statements. Further, the Company does not have a history of recording such charges.

The Company’s acquired customer relationships are contractual and have finite useful lives. Amortization of finite-lived intangible assets is recognized over their estimated useful lives using a straight-line method. The estimated useful lives for finite-lived intangible assets range from 20 years to approximately 23 years.

Total amortization expense for identifiable intangible assets was $2.3 million for the year ended December 31, 2018. The estimated amortization expense for each of the succeeding five years is expected to be approximately $3.1 million.

Colonial Pipeline Company

Notes to Consolidated Financial Statements (continued)

1. Summary of Significant Accounting Policies (continued)

Environmental Costs, Damage Claims, and Related Recoveries

The Company expenses environmental costs that relate to an existing condition caused by past operations and that have no significant future economic benefit to the Company. The expense is recorded on an undiscounted basis when the costs become probable and can be reasonably estimated. The timing of initial expense recognition for environmental remediation costs coincides with the discovery of contamination, and, if necessary, estimates are updated concurrent with subsequent changes in the anticipated scope and costs of any required remediation activity. Future environmental costs cannot be reliably determined in many circumstances due to the early stage of investigations, the uncertainties associated with specific remediation methods utilized, changing environmental laws and interpretations, and other factors that impact the method and cost of remediation.

The Company records liabilities for damage claims resulting from the release of petroleum products or from other matters as related liabilities become probable and can be reasonably estimated. Environmental liabilities and damage claims reflect management estimates, which may consider the advice of legal counsel or other parties, and are not recorded on a discounted basis due to the unpredictable nature of related payments. The Company records recoveries under policies and other contracted arrangements when the amount of recovery is known and recoupment is deemed probable of occurrence. Expected recoveries are presented as assets within the Company’s Consolidated Balance Sheet and are not netted against the liability that may give rise to a recovery.

Asset Retirement Obligations

Asset retirement obligations arise from either contractual or legal obligations related to retirement, abandonment, or removal of an asset. When an asset retirement obligation is incurred, the Company recognizes a liability for the estimated fair value of the asset retirement obligation. Such costs are capitalized as part of the carrying amount of the related asset and depreciated over the asset’s useful life. Upon settlement of a liability, the obligation is settled for its recorded amount or a gain or loss is recognized.

Colonial Pipeline Company

Notes to Consolidated Financial Statements (continued)

1. Summary of Significant Accounting Policies (continued)

As of December 31, 2018, Colonial’s asset retirement obligations totaled $4.4 million. The Company reflects these obligations within Other noncurrent liabilities of the accompanying Consolidated Balance Sheet. The changes in the Company’s recorded asset retirement obligations were as follows for the year ended December 31, 2018:

Amount
(In Thousands)
Asset retirement obligations, beginning of year	$4,159
Liabilities settled	—
Accretion expense	234

Asset retirement obligations, end of year	$4,393

Recent Accounting Pronouncements

In February 2018, the FASB issued ASU 2018-02, Income Statement – Reporting Comprehensive Income (Topic 220): Reclassification of Certain Tax Effects from Accumulated Other Comprehensive Income, which provides guidance related to the treatment of stranded tax effects in accumulated other comprehensive income (AOCI) resulting from the enactment of the Tax Cuts and Jobs Act of 2017 (TCJA). The guidance permits companies to reclassify the stranded tax effects in AOCI to retained earnings and is effective for fiscal years beginning after December 15, 2018. As described further in Note 7 Income Taxes, the Company prospectively adopted ASU 2018-02 in 2018.

In November 2015, the FASB issued ASU 2015-17, Income Taxes (Topic 740) Balance Sheet Classification of Deferred Taxes. This amendment requires that deferred tax liabilities and assets be classified as noncurrent in a classified statement of financial position. This standard was prospectively adopted in 2018 and did not have a material impact on the Company’s financial condition, results of operations or cash flows.

Colonial Pipeline Company

Notes to Consolidated Financial Statements (continued)

1. Summary of Significant Accounting Policies (continued)

In March 2017, the FASB issued ASU 2017-07, Compensation – Retirement Benefits (Topic 715) – Improving the Presentation of Net Periodic Pension Cost and Net Periodic Postretirement Benefit Cost. This standard requires an employer to report the service cost component of a retirement benefit plan in the same financial statement line item as other compensation costs arising from services rendered by the pertinent employees during the period and present other components of net periodic benefit cost outside of income from operations. This standard is effective for the Company for the year ended December 31, 2019, and will not have a material impact on the Company’s results of operations, financial condition or cash flows.

In May 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers (Topic 606), which requires an entity to recognize revenue to depict the transfer of goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. The two permitted transition methods are the full retrospective method, which requires retrospective presentation of all periods presented, and the modified retrospective method, in which the cumulative effect of applying the standard would be recognized at the date of initial application. This standard is effective for the Company for the year ended December 31, 2019, and is not expected to have a material impact on the Company’s results of operations, financial condition or cash flows.

Colonial also considered other recently issued accounting pronouncements, including the lease and goodwill impairment standards that do not become effective for the Company until the end of or during fiscal years 2020 and 2022, respectively. While Colonial’s evaluation of these standards remains ongoing, the Company has initially concluded that these standards are not expected to have a material impact on the Company’s results of operations, financial condition or cash flows.

Subsequent Events

Other than those disclosed throughout these notes to consolidated financial statements, no significant events occurred subsequent to the balance sheet date but prior to March 25, 2019, the date the financial statements were available for issuance, that would have a material impact on the consolidated financial statements.

Colonial Pipeline Company

Notes to Consolidated Financial Statements (continued)

2. Acquisition

On May 1, 2018 (the Closing Date), the Company acquired all of the membership interests of Northstar Port Arthur LLC (Northstar), the owner of a marine terminal located in Port Arthur, Texas. The purchase price for the transaction was $101.2 million. The acquisition expands the Company’s footprint and operational capabilities in the Gulf Coast region. The transaction was accounted for as a business combination in accordance with relevant accounting literature.

Beginning on the Closing Date, the Company included the operating results of Northstar on a consolidated basis within its consolidated financial statements. The contribution of Northstar’s revenues and expenses to Colonial’s financial results from the Closing Date to December 31, 2018, was immaterial. The Company expensed all acquisition and transition costs associated with the acquisition, which approximated $1.8 million. Under the acquisition method of accounting, Colonial made a preliminary assignment of the acquisition price to Northstar’s net tangible and intangible assets based on their estimated fair values as of the Closing Date. The excess of the acquisition price over the net tangible and identifiable intangible assets has been recorded as Goodwill within the Consolidated Balance Sheet. This goodwill is deductible for income tax purposes.

The Company continues to gather additional information about the fair value of the acquired assets and liabilities. Accordingly, the assignment of the purchase price presented herein, including amounts recorded as goodwill and intangible assets, is preliminary. The assignment could change as the purchase price assignment is finalized. A summary of the preliminary purchase price is as follows:

Net Assets Acquired (In Thousands)
Assets acquired:
Cash and cash equivalents	$16
Accounts receivable	737
Property, plant, and equipment	21,896
Customer relationships	49,500
Goodwill	29,501

Total assets acquired	101,650
Liabilities assumed:
Accounts payable and accrued expenses	(431)

Total liabilities assumed	(431)

Net assets acquired	$101,219

Colonial Pipeline Company

Notes to Consolidated Financial Statements (continued)

2. Acquisition (continued)

Of the total purchase price, $49.5 million has been allocated to identifiable intangible assets, namely customer relationships. The value allocated to customer relationships is being amortized on a straight-line basis over a period of 20 years. Amortization expense for these customer relationships was $1.7 million from the Closing Date to December 31, 2018.

Goodwill is an asset representing the future economic benefits arising from other assets acquired in a business combination that are not individually identified and separately recognized, including expected acquisition synergies.

3. Long-Term Debt and Other Borrowing Facilities

Long-term debt and other borrowings were as follows at December 31, 2018:

Amount
(In Thousands)
Unsecured notes:
3.50% notes, due October 15, 2020 (net of unamortized discount of $115)	$274,885
3.75% notes, due October 1, 2025 (net of unamortized discount of $647)	349,353
8.375% notes, due November 1, 2030 (net of unamortized discount of $888)	174,112
7.63% notes, due April 15, 2032 (net of unamortized discount of $48)	399,952
6.58% notes, due August 28, 2032 (net of unamortized discount of $61)	184,939
6.375% notes, due August 1, 2037 (net of unamortized discount of $612)	249,388
4.20% notes, due April 15, 2043 (net of unamortized discount of $2,201)	347,799
4.25% notes, due April 15, 2048 (net of unamortized discount of $6,296)	543,704

Total debt, excluding deferred financing costs	2,524,132
Unamortized deferred financing costs	(17,176)
Less: amounts due within one year	—

Long-term debt, net	$2,506,956

Colonial Pipeline Company

Notes to Consolidated Financial Statements (continued)

3. Long-Term Debt and Other Borrowing Facilities (continued)

The Company’s deferred financing charges are associated with long-term debt and revolving credit agreements. Deferred financing costs at December 31, 2018 totaled $28.7 million and are amortized over the lives of the related debt agreements. Accumulated amortization related to deferred financing costs at December 31, 2018 totaled $11.5 million.

The Company’s unamortized deferred financing costs are presented as a direct reduction of the current value of long-term debt. Amortization expense related to deferred financing costs for the year ended December 31, 2018 was $1.5 million and was included in the Interest and debt issuance cost line item within the Consolidated Statement of Income.

On March 29, 2018, Colonial issued $550 million of 4.25% senior unsecured notes due 2048. The terms of the unsecured notes indenture are consistent with the Company’s existing indentures. The Company has used the net proceeds from this offering (1) to partially fund capital expenditures for growth projects, as well as infrastructure improvements and initiatives that extend the useful life of the pipeline system and (2) to partially fund a dividend to stockholders, consistent with prior practices. Any remaining net proceeds will be used for general corporate purposes.

The Company’s unsecured notes are governed by unsecured note indentures that contain provisions that restrict the Company from entering into certain transactions and that also require semi-annual payments of interest. The principal amounts associated with these notes are due at maturity. Colonial believes it is in compliance with its debt covenants as of December 31, 2018, and the Company believes that, during the next twelve months, its liquidity and capital resources will be sufficient to meet its current working capital, capital expenditure, and other anticipated cash requirements.

The Company issues commercial paper to fund working capital requirements and capital expenditures. As of December 31, 2018, there were no commercial paper notes outstanding. The Company maintains a revolving credit facility with a group of banks, which serves as back-up liquidity for the Company’s commercial paper program. As of December 31, 2018, Colonial’s borrowing capacity on the existing credit facility was $500 million. This facility was scheduled to expire on April 28, 2021. However, on March 15, 2018, the Company extended the term for an additional one-year period. The expiration date of the credit facility is now April 28, 2022. At December 31, 2018, no amounts were outstanding under this revolving credit agreement. The Company pays a facility fee that varies based upon the Company’s debt ratings.

Colonial Pipeline Company

Notes to Consolidated Financial Statements (continued)

3. Long-Term Debt and Other Borrowing Facilities (continued)

For the year ended December 31, 2018, cash interest paid (net of amounts capitalized) totaled $121.0 million.

The Company had outstanding letters of credit and insurance bonds of $8.7 million at December 31, 2018. At December 31, 2018, the aggregate fair value of the Company’s unsecured notes approximated $2.8 billion. These fair values are based primarily upon the quoted market prices for similar instruments (a Level 2 fair value measurement).

4. Fair Value of Financial Instruments

The carrying amounts reflected in the consolidated balance sheet for cash and cash equivalents, short-term investments, accounts receivable, prepaid expenses and other current assets, and accounts payable and accrued expenses approximate their respective fair values based on the short-term nature of these instruments. The carrying amount of commercial paper borrowings, when applicable, approximates their fair value based upon the variable rates charged on the borrowings and the short terms to maturity (typically seven days or less) for these instruments.

Relevant accounting literature establishes a three-level fair value hierarchy that prioritizes the inputs used to measure fair value. The hierarchy requires the Company to maximize the use of observable inputs and minimize the use of unobservable inputs in determining fair value.

Level 1 inputs are quoted market prices in active markets for identical assets or liabilities. Such inputs are the basis for the fair values of the Company’s deferred compensation plan assets which are included in Other assets presented within the Consolidated Balance Sheet. Level 2 inputs are observable inputs other than quoted prices included in Level 1, such as quoted prices for similar assets and liabilities or other inputs that are observable or can be corroborated by observable market data. The fair value of the overnight repurchase agreements is determined based upon the quoted market prices for the U.S. Treasury securities associated with the repurchase agreements that are reflected within Cash and cash equivalents on the Consolidated Balance Sheet.

Colonial Pipeline Company

Notes to Consolidated Financial Statements (continued)

4. Fair Value of Financial Instruments (continued)

Assets and liabilities measured at fair value on a recurring basis are summarized in the following table. These amounts do not include the value of outstanding checks and other cash balances that are not subject to repurchase agreements.

	Fair Value at December 31, 2018
	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
	(In Thousands)
Assets:
Deferred compensation assets	$5,444	$—	$—	$5,444
Overnight repurchase agreements	—	117,000	—	117,000

Total assets	$5,444	$117,000	$—	$122,444

Colonial Pipeline Company

Notes to Consolidated Financial Statements (continued)

5. Employee Benefit Plans

Defined Benefit Pension Plans

The Company sponsors a defined benefit pension plan (Retirement Plan) that covers approximately 30% of its active employees. Benefits are integrated with Social Security and are primarily based on years of service and employee compensation. As of April 1, 2006, new hires were no longer eligible to participate in the Company’s Retirement Plan. The following tables set forth the change in projected benefit obligation and change in plan assets for the Retirement Plan as of December 31, 2018:

Retirement Plan
(In Thousands)
Change in projected benefit obligation:
Projected benefit obligation at beginning of year	$152,136
Service cost	5,086
Interest cost	4,417
Settlement	(14,568)
Actuarial gain	(16,110)
Benefits paid	(1,049)

Projected benefit obligation at end of year	$129,912

Change in retirement plan assets:
Fair value of plan assets at beginning of year	$86,972
Actual return on plan assets	(252)
Employer contribution	40,000
Expenses	(278)
Benefits paid	(15,617)

Fair value of retirement plan assets at end of year	$110,825

Funded status	$(19,087)
Amounts recognized in consolidated balance sheet:

Other noncurrent liabilities	$(19,087)

Colonial Pipeline Company

Notes to Consolidated Financial Statements (continued)

5. Employee Benefit Plans (continued)

The following table sets forth the change in accumulated other comprehensive loss (net of tax) for the Retirement Plan as of December 31, 2018:

Retirement Plan
(In Thousands)
Accumulated other comprehensive loss at beginning of year (net of tax)	$26,713
Amortization of net actuarial gain recognized during the year (a)	(2,801)
Net settlement loss recognized during the year	(2,381)
Net actuarial gain occurring during the year	(6,100)
Adjustment related to the TCJA (see Note 7)	6,248

Accumulated other comprehensive loss at end of year (net of tax)	$21,679

(a)	Included in the computation of net periodic pension cost.

Colonial Pipeline Company

Notes to Consolidated Financial Statements (continued)

5. Employee Benefit Plans (continued)

Net periodic benefit expense for the Retirement Plan recognized during 2018 (in thousands) was:

Retirement Plan
(In Thousands)
Service cost	$5,386
Interest cost	4,417
Expected return on plan assets	(7,862)
Settlement loss	3,129
Amortization of prior service cost	—
Amortization of net loss	3,681

Net periodic benefit expense	$8,751

Assumptions used as of January 1 to determine net periodic benefit expense for 2018 were:

Retirement Plan
Discount rate	3.37%
Expected long-term rate of return	8.00
Rate of increase in compensation levels	3.75

Assumptions used to determine the projected benefit obligation for the Retirement Plan as of December 31, 2018 were:

Retirement Plan
Discount rate	4.02%
Rate of increase in compensation levels	3.75

Colonial Pipeline Company

Notes to Consolidated Financial Statements (continued)

5. Employee Benefit Plans (continued)

Colonial considers factors such as target asset class allocations and long-term rates of return (both historical actual and expected) when calculating the expected long-term return on plan assets. The Company adjusts the expected long-term rate of return when there are fundamental changes in expected returns on the plan investments or changes in the target asset allocations.

Each year, the Company selects discount rates used to calculate pension obligations based on the Citigroup Pension Discount Curve. The expected cash flow is matched with the yield curve to derive a single discount rate specific to this plan. Colonial utilizes a full yield curve approach in the estimation of these interest and service cost components of net periodic benefit costs for pension and other postretirement benefits by applying the specific spot rates along the yield curve used in the determination of the benefit obligation to the relevant projected cash flows.

Pension contributions in 2018 were $40.0 million. As of the date of this report, the Company continued to evaluate what level of pension contributions it might make, if any, during 2019.

Colonial Pipeline Company

Notes to Consolidated Financial Statements (continued)

5. Employee Benefit Plans (continued)

The expected future benefit payments, which reflect expected future service, for the Retirement Plan are as follows:

Year	Amount
(In Thousands)
2019	$8,714
2020	8,565
2021	9,113
2022	10,241
2023	10,253
2024–2028	51,759

The expected amounts to be recognized in net periodic benefit cost in the coming year are as follows:

Amount
(In Thousands)
Net actuarial loss	$1,350

The percentage of fair value of the Retirement Plan’s total assets by asset class as of December 31, 2018 was:

Retirement Plan
Fixed income	91%
Domestic equity	5
International equity	4

Total	100%

Colonial Pipeline Company

Notes to Consolidated Financial Statements (continued)

5. Employee Benefit Plans (continued)

The Company endeavors to pay benefits as promised by the Retirement Plan in such a way that associated cost and risk remain reasonably manageable. To meet this objective, the Company seeks to achieve and maintain a fully funded status. The strategy for achieving and maintaining a fully funded status may vary with this plan’s current funding level. Asset allocation decisions are based on the returns and risks relative to the plan’s liability. Current target ranges are approximately up to 10% for stocks and up to 90% for fixed income investments. The Retirement Plan’s investments consist primarily of equity and fixed income securities.

The following table summarizes the Company’s Retirement Plan assets measured at fair value:

	Fair Value at December 31, 2018
	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Observable Input (Level 2)	Significant Unobservable Inputs (Level 3)	Total
	(In Thousands)
Equity securities:
Collective funds	$—	$10,114	$—	$10,114
Fixed income securities:
Collective funds	—	98,678	—	98,678
Money market funds	2,033	—	—	2,033

Fair value of plan assets	$2,033	$108,792	$—	$110,825

Colonial Pipeline Company

Notes to Consolidated Financial Statements (continued)

5. Employee Benefit Plans (continued)

Equity securities are comprised of investments in equity mutual funds and collective funds. Fixed income securities are comprised of investments in exchange traded funds, common trust funds, and money market funds. Investments in mutual funds are valued using quoted market prices multiplied by the number of shares owned. Investments in collective funds are valued at the net asset value per share multiplied by the number of shares held as of the measurement date. Investments in money market funds are valued at the net asset value per share multiplied by the number of shares held as of the measurement date.

During 2018, retiring or other vested participants electing a lump-sum distribution of their pensions resulted in payments by the Retirement Plan that totaled $14.6 million. During 2018, the settlements resulted in the Company recognizing previously unrecognized actuarial losses totaling $3.1 million.

The Company also has a nonqualified pension plan that provides supplemental benefits to certain executive employees. This plan is unfunded and the projected benefit obligation was $6.1 million at December 31, 2018. Benefit payments totaled $2.8 million during 2018. The plan incurred a settlement loss of $0.8 million during 2018.

Savings Plans

The Company sponsors a defined contribution savings plan in which substantially all employees are eligible to participate. The Company matches employee contributions up to 6% of the employee’s base salary. The Company’s contributions to the plan were $4.9 million for the year ended December 31, 2018.

The Company also sponsors a portable plan known as the Core Savings Plan. This plan provides employees with an annual benefit of 4% of salary that is contributed to a tax deferred account. Employees participating in the Retirement Plan were provided a one-time option to participate in the Core Savings Plan or remain in the Retirement Plan. Employees hired on or after April 1, 2006, are eligible to participate in the Core Savings Plan, but are not eligible to participate in the Company’s Retirement Plan. The Company’s contributions to the Core Savings Plan were $2.4 million for the year ended December 31, 2018.

Colonial Pipeline Company

Notes to Consolidated Financial Statements (continued)

5. Employee Benefit Plans (continued)

Postretirement Benefit Plan

The Company sponsors a postretirement benefit plan (Postretirement Benefit Plan) which provides life insurance benefits to retirees.

The following table sets forth the change in accumulated postretirement benefit obligation, funded status, and the amounts recognized in the accompanying balance sheet as of December 31, 2018:

Amount
(In Thousands)
Change in accumulated benefit obligation:
Accumulated benefit obligation at beginning of year	$15,067
Service cost	273
Interest cost	465
Plan participant contributions	2
Actuarial gain	(1,964)
Benefits paid	(87)

Accumulated benefit obligation at end of year	$13,756

Amounts recognized in consolidated balance sheet:
Other noncurrent liabilities	$(13,756)

Amounts recognized in accumulated other comprehensive income:
Net actuarial loss	$17

Total (before tax effect)	$17

Colonial Pipeline Company

Notes to Consolidated Financial Statements (continued)

5. Employee Benefit Plans (continued)

Net periodic expense for the Company’s Postretirement Benefit Plan includes the following as of January 1, 2018:

Amount
(In Thousands)
Service cost	$273
Interest cost	465
Amortization of actuarial (gain) loss	39

Net periodic benefit expense	$777

A discount rate assumption of 3.52% was used as of January 1, 2018 to determine net periodic benefit expense for the fiscal year.

A discount rate assumption of 4.15% was used to determine the postretirement benefit obligation as of December 31, 2018.

The expected amounts to be recognized in net periodic benefit cost in the coming year are as follows:

Amount
(In Thousands)
Net actuarial loss	$—

Colonial Pipeline Company

Notes to Consolidated Financial Statements (continued)

5. Employee Benefit Plans (continued)

The expected future benefit payments for the Postretirement Benefit Plan are as follows:

Year	Amount
(In Thousands)
2019	$553
2020	576
2021	599
2022	621
2023	643
2024–2028	3,509

6. Related-Party Matters

Operating revenues from stockholder companies (or related parties of stockholder companies) were approximately $113.7 million for the year ended December 31, 2018.

The Company owns a 50% interest in Bengal Pipeline Company, LLC (Bengal), a joint venture with Shell Midstream Operating LLC, a member of Colonial’s membership group. The Company records its investment in Bengal under the equity method of accounting. For the year ended December 31, 2018, the Company recognized $20.5 million in earnings from the Bengal joint venture. These earnings are included in the Income from equity investments line item within the Consolidated Statement of Income.

The Company’s original investment in Bengal totaled approximately $84.2 million, including $68.9 million of assets constructed solely for the joint venture under the terms of a contribution agreement between Colonial and Shell. As of December 31, 2018, the Company’s share of members’ equity recorded by Bengal approximated $67.0 million.

The historical difference between the original carrying value of the Company’s investment in Bengal and the Company’s share of members’ equity recorded by Bengal is approximately $17.2 million and is being amortized over the estimated life of the contributed assets (35 years). The unamortized difference as of December 31, 2018 is $11.0 million.

Colonial Pipeline Company

Notes to Consolidated Financial Statements (continued)

6. Related-Party Matters (continued)

The Company is a party to an administrative services agreement and a tank farm operating agreement with Bengal. Under these agreements, the Company operates a tank farm for Bengal and provides certain administrative services to Bengal. These agreements were renewed in 2018 and expire in December 2021, and are renewable by either party upon written notice of intent. The Company has recorded revenues of approximately $4.5 million for services rendered under these agreements during 2018.

The Company, through a wholly-owned subsidiary, owns a 50% interest in Powder Springs Logistics, LLC (Powder Springs), a joint venture with an unrelated third party. Under the terms of the Powder Springs LLC agreement, in exchange for a 50% interest, each party has agreed to contribute up to $33.0 million to construct a blending facility and an analyzer building. As of December 31, 2018, the Company has invested $31.0 million in Powder Springs, which commenced commercial operations in March 2017. The Company recorded its investment in Powder Springs under the equity method of accounting, and earnings from this investment are included in the Income from equity investments line item of the Consolidated Statement of Income. For the year ended December 31, 2018, the Company recognized $20.3 million in earnings from the Powder Springs joint venture.

In connection with the joint venture, the Company entered into certain agreements with Powder Springs. These agreements include various license, access, use agreements and a land lease. These agreements have an initial term of ten years.

7. Income Taxes

Deferred income tax assets and liabilities were comprised of the following at December 31, 2018:

Amount
(In Thousands)
Deferred income tax assets	$34,475
Deferred income tax liabilities	(503,652)

Net deferred income tax liabilities	$(469,177)

Colonial Pipeline Company

Notes to Consolidated Financial Statements (continued)

7. Income Taxes (continued)

Deferred income taxes result principally from temporary differences for deductions taken in income tax returns for depreciation based upon useful lives and methods that are different from the useful lives and methods used in recording depreciation in the accompanying financial statements. Deferred income taxes also arise from the recognition of transportation revenue accruals as well as certain other liabilities that are accrued in different periods for tax and financial reporting purposes.

For the year ended December 31, 2018, cash taxes paid totaled $64.3 million.

A reconciliation between the Company’s effective tax rate and the U.S. statutory rate is as follows:

2018
U.S. statutory rate applied to income before income taxes	21.0%
State income taxes, net of federal benefit	3.4
Deferred tax benefit due to tax law change	(1.0)
Other (all differences less than 1%)	(0.9)

22.5%

On December 22, 2017, the TCJA was signed into law. The TCJA reduced the U.S. corporate income tax rate from 35% to 21% effective January 1, 2018. Colonial recorded income taxes for 2018 at the newly enacted rate. In 2018, the Company recorded an additional $6.3 million benefit upon finalizing the re-measurement of net deferred tax liabilities. The IRS continues to issue regulations that provide further interpretation and guidance on the law and each respective state‘s adoption of the provisions contained in the Tax Reform Legislation remains uncertain. The ultimate impact of these matters cannot be determined at this time.

Colonial Pipeline Company

Notes to Consolidated Financial Statements (continued)

7. Income Taxes (continued)

In the first quarter of 2018, the Company prospectively adopted ASU 2018-02 and recorded a $6.2 million adjustment that effectively increased retained earnings and decreased tax effects otherwise “stranded” in AOCI. The effect of this adjustment is presented in the Consolidated Statement of Stockholders’ Deficiency.

The change in the Company’s unrecognized tax benefits during 2018 was as follows:

Amount
(In Thousands)
Unrecognized tax benefits, beginning of year	$6,114
Additions based on tax positions related to the current year	131
Reductions to unrecognized tax benefits as a result of a lapse of the applicable statute of limitations	(207)
Reductions due to settlements	(5,907)
Additions due to federal tax law change	—

Unrecognized tax benefits, end of year	$131

The total amount of gross unrecognized tax benefits that, if recognized, would affect the effective tax rate was $0.1 million at December 31, 2018. The above amounts exclude accrued interest and estimated penalties. During the year ended December 31, 2018, the Company recognized a benefit of approximately $0.2 million in connection with the expiration of the applicable statute of limitations related to tax years 2013–2014.

In the second quarter of 2018, the Company settled an examination by the state of Tennessee for calendar years 2013 through 2015. The settlement of examination resulted in the reversal of $5.9 million of uncertain tax positions related to tax years 2013 through 2017.

Colonial Pipeline Company

Notes to Consolidated Financial Statements (continued)

7. Income Taxes (continued)

The Company believes it is reasonably possible that unrecognized tax benefits may be recognized by the end of 2019 as a result of a lapse of applicable statute of limitations. Such amounts are insignificant, both individually and in aggregate, and will be offset by other increases in unrecognized tax benefits. No penalties related to unrecognized tax benefits were recognized during 2018. When applicable, the Company recognizes interest and penalties in operating expenses.

The Company files income tax returns with the Internal Revenue Service (IRS) and states in which the pipeline operates or has employees. As of December 31, 2018, the Company’s tax years 2014 through 2017 are subject to examination by the IRS and various state and local authorities. The Company settled the examination by the IRS of the 2014 calendar year. The results of the examination did not have a material impact on the consolidated financial statements. As of December 31, 2018, the Company is under examination by the IRS for the 2016 calendar year. The results of this examination are not currently expected to have a material impact upon the Company’s financial statements, results of operations or cash flows.

8. Contingencies

Colonial operates within an industry whose regulations afford shippers and other parties with a formal mechanism to protest and file complaints against the Company regarding its primary source of revenue – tariffs that are charged to customers that utilize the Company’s transportation-related services. Separately, the Company is party to certain negotiated, multi-year business agreements that may restrict the Company from taking certain prospective tariff rate actions. Accordingly, Colonial is subject to various legal claims and other loss contingencies that arise from the conduct of its normal business and operations. While the Company is partially insured for certain types of events, its insurance programs do not provide the Company protection from losses that may arise from tariff-based challenges. Colonial establishes accruals for legal contingencies when the costs associated with those matters become probable of occurrence and can be reasonably estimated. The actual costs of resolving legal claims may be substantially higher or lower than the amounts accrued for such claims. However, unless otherwise disclosed, the Company cannot make a meaningful estimate of actual costs or a range of reasonably possible losses that could be higher or lower than the amounts accrued. While the ultimate effect of the contingencies addressed herein cannot be determined at this time, the Company does not currently anticipate that these contingencies will have a material impact on the Company’s financial position, its results of operations, or its cash flow unless otherwise disclosed.

Colonial Pipeline Company

Notes to Consolidated Financial Statements (continued)

8. Contingencies (continued)

Matters Pertaining to Customer Actions

Between 2012 and 2014, certain of Colonial’s airline shippers contacted the Company indicating the intent to file with the FERC complaints alleging unlawful charges by Colonial, a few of which did file complaints with the FERC. All such issues were settled and, to the extent they involved actual complaints with the FERC, were the subject of formal settlement filings. As part of these settlements, Colonial agreed to make lump sum payments to certain of these shippers and agreed to certain incentive rates for an established period of time in exchange for the shippers’ agreement not to challenge Colonial’s rates during the term of the settlement. The settlements have different effective dates and different terms. One of the settlements, involving two shippers, expired June 30, 2018, and another expired December 31, 2018.

On November 22, 2017, three of Colonial’s shippers filed a complaint with the FERC challenging that the Company’s rates are unjust and unreasonable. These shippers are seeking reparations reaching back two years prior to the filing and during the pendency of the complaint. An adverse outcome could also result in a reduction of the Company’s prospective rates, including its market-based rates. Since then, several other shippers have filed similar complaints or motions to intervene. The latter complaints ask the FERC to consolidate the complaint with the original complaint so that the cases may be heard together. Colonial filed answers to these complaints. Colonial’s answers state that it believes it has substantial defenses to the complaints, which the Company intends to pursue vigorously.

On September 20, 2018, the FERC issued an order to consolidate the complaints and set the combined complaint for settlement and hearing. Subsequent to the order, additional complaints have been filed, which have also been consolidated. As part of the order, the FERC established separate proceedings for complaints regarding the Company’s market-based rates and the Company’s cost-based rates and transmix and product loss practices. It is not possible at this time for Colonial to reasonably estimate the potential exposure it may face if these complaints are successful. However, considering the magnitude and breadth of the allegations, they could have a material adverse impact on the Company’s financial condition, its results of operations, and its overall liquidity.

Separately, the FERC has initiated an investigation into certain of Colonial’s line apportionment practices that include, but are not limited to, Colonial’s administration of shipper history transfers and its capacity allocation program. This investigation was undertaken by the FERC in response to a complaint that was filed in 2016 by a limited number of shippers and is not expected to affect the amounts that Colonial charges for transportation services.

Colonial Pipeline Company

Notes to Consolidated Financial Statements (continued)

8. Contingencies (continued)

Finally, FERC has been requested to make various changes to its policy regarding the allowance of income taxes in pipeline rates, including a mandatory reduction in rates to reflect the impact of the reduction in corporate income tax rates set forth by the TCJA. FERC noted that it would not take industry-wide action at this time to reduce oil pipelines rates. Instead, the effects of the TCJA would be factored into the level of the index that will be in effect for the five-year period beginning July 1, 2021.

Matters Pertaining to System Integrity Events

In early September 2016, a product release that involved one of Colonial’s pipelines was reported near Helena, Alabama. Unpaid incident costs are reflected within the Accounts payable and accrued expenses line item of the Consolidated Balance Sheet.

On October 31, 2016, a contract crew was excavating Colonial’s primary gasoline pipeline near Helena, Alabama, to prepare for work required as a result of the previously described September 2016 release. During the excavation, an incident occurred that resulted in a product release and fire, and caused the Company to shut down its primary gasoline pipeline. The incident resulted in two fatalities as well as the hospitalization of several contractors. Colonial restarted the affected pipeline on November 6, 2016. Unpaid amounts are reflected within the Accounts payable and accrued expenses line item of the Consolidated Balance Sheet. During 2018, parties impacted by this incident filed suit against Colonial. Provisional reserves related to this matter are reflected within the Consolidated Balance Sheet.

During June 2018, the Company received insurance proceeds totaling $20.4 million related to the above described event, $8.7 million of which represents business interruption reimbursement and has been recorded in Transportation within the Consolidated Statement of Income. The remaining $11.7 million of proceeds represents cost recovery reimbursement.

The investigations of these events remain ongoing. The ultimate costs of these incidents are unknown at this time, and it is possible that the Company may incur additional fines, penalties, or other financial or operational costs related to these events.

Colonial Pipeline Company

Notes to Consolidated Financial Statements (continued)

8. Contingencies (continued)

Environmental and Regulatory Matters

Colonial’s operations are subject to federal, state, and local laws and regulations that govern the transportation, handling, storage, and disposal of hazardous substances, and the remediation of sites that may be affected by such activity. Permits and environmental controls are required for certain of the Company’s operations, and these permits and controls are subject to modification, renewal, and revocation by their issuing authorities. Environmental laws and regulations have generally become stricter in recent years, and the cost of responding to future changes may be substantial. While the Company believes that it is currently in compliance with all material environmental laws and regulations, and that it has taken reasonable steps to ensure such compliance, there can be no assurance that it will not incur significant costs to remediate violations of such laws and regulations or to comply with changes in, or stricter or different interpretation of, existing laws and regulations. Such costs could have a material adverse effect on the Company’s financial results.

Accrued liabilities for legal and regulatory contingencies as well as environmental matters totaled $83.9 million at December 31, 2018. The Company classifies these liabilities as current or noncurrent based on management’s estimate regarding the timing of payments. Colonial anticipates that it will expend approximately $34.1 million of the amounts accrued as of December 31, 2018, during the next twelve months. These accruals contemplate legal, regulatory, and environmental contingencies involving 41 incident sites and do not include amounts involving the customer actions or the unpaid emergency response costs referenced earlier in this report. Due to the nature of these contingencies, the timing of the distribution of related payments is not estimable.

The estimates of the Company’s liabilities that are discussed throughout this report are based upon currently available facts, existing technology, and presently enacted laws and regulations. When the available information is only sufficient to estimate a range of probable liability and no amount within the range is more likely to be paid than any other, the lower end of the estimated range is used to determine the liability. Estimates of environmental liabilities may be revised in accordance with results of additional testing and geological studies, the success of remediation initiatives addressing the most significant areas of contamination, the rate at which site conditions may change, and the requirements of various regulatory agencies that may be monitoring the Company’s efforts. While it is reasonably possible that material liabilities in excess of amounts recorded may exist, the Company is presently unable to make further estimates regarding such amounts.

Colonial Pipeline Company

Notes to Consolidated Financial Statements (continued)

8. Contingencies (continued)

Self-Insurance

Colonial is partially self-insured for risks including, but not limited to, environmental damage arising from events whose onset may be either sudden or gradual, physical loss to property, workers’ compensation, and automobile liability. As of December 31, 2018, the Company’s self-insured retention for claims involving the majority of these risks was limited to $20 million per occurrence. Colonial’s insurance program provides up to $800 million of indemnification for environmental events, which is subject to the aforementioned self-insurance retention thresholds. The Company’s insurance does not cover every potential risk associated with operating a pipeline and other facilities.

9. Commitments

Colonial is obligated under agreements with various electric power companies that provide the continuous availability of substantially all of the Company’s electric power requirements. The majority of these agreements, which are designed to optimize electric power rates, covers periods ranging from one-to-ten years and includes certain minimum billing provisions.

The Company is party to certain negotiated, multi-year business agreements with common carriers, shippers, and/or related parties of shippers that may restrict the Company from taking certain prospective tariff rate actions.

Rental expense for the year ended December 31, 2018 was $8.3 million. The following amounts represent future minimum payment commitments as of December 31, 2018, under non-cancelable operating leases that extend beyond one year:

Year	Amount
(In Thousands)
2019	$6,264
2020	6,561
2021	6,514
2022	3,996
2023	3,262
Thereafter	12,033

Total	$38,630